As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-234570

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-234570

UNDER THE SECURITIES ACT OF 1933

Adamas Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0038620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1900 Powell Street, Suite 1000 Emeryville, CA 94608 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jack A. Khattar

President, Treasurer and Secretary

Adamas Pharmaceuticals, Inc.

9715 Key West Avenue

Rockville, MD 20850

(301) 838-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark I. Gruhin, Esq. George A. Naya, Esq. Saul Ewing Arnstein & Lehr LLP 1919 Pennsylvania Avenue NW, Suite 550 Washington, DC 20006 (202) 333-8800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed by Adamas Pharmaceuticals, Inc., a Delaware corporation (“Adamas”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (File No. 333-234570), originally filed with the SEC on November 7, 2019, registering an indeterminate number of shares of common stock, par value $0.001, and preferred stock, par value $0.001, such indeterminate principal amount of debt securities, and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, which together shall have an aggregate initial offering price not to exceed $200,000,000.

On November 24, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of October 10, 2021, by and among Adamas, Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), and Supernus Reef, Inc., a Delaware corporation and wholly owned subsidiary of Supernus (“Purchaser”), Purchaser merged with and into Adamas (the “Merger”), with Adamas surviving the Merger as a wholly owned subsidiary of Supernus.

As a result of the Merger, Adamas has terminated any and all offerings of Adamas’ securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by Adamas in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Adamas hereby removes from registration all such securities of Adamas registered pursuant to the Registration Statement that remain unsold or not yet issued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Adamas certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on November 24, 2021.

ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name:	Jack A. Khattar
Title:	President, Treasurer and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.